A special meeting of the Fund’s shareholders was held on August 7, 2017. The matters voted on by the shareholders and the results of the vote at the shareholders meeting were as follows:

Proposal 1:
To approve a new investment advisory agreement on behalf of each Fund

 Fund Shares Voted % of Shares Voted % of Outstanding Shares Voted
For IMIFX-IMIIX " 1,068,158 " 66.2% 54.1%
Against IMIFX-IMIIX  1  0.0% 0.0%
Abstain IMIFX-IMIIX " 6,822 " 0.4% 0.4%
For FFTY " 756,710 " 58.1% 50.5%
Against FFTY " 10,627 " 0.8% 0.7%
Abstain FFTY " 7,781 " 0.6% 0.5%
Broker Non-Vote FFTY " 528,281 " 40.5% 35.2%

Proposal Passed

Proposal 1a:
To elect trustee's to the Board of Trustees

 Fund Shares Voted % of Shares Voted % of Outstanding Shares Voted
Mark Berg - For IMIFX-IMIIX " 1,602,944 " 99.4% 81.2%
Mark Berg - Abstain IMIFX-IMIIX " 9,496 " 0.6% 0.5%
Joe Stowell - For IMIFX-IMIIX " 1,602,944 " 99.4% 81.2%
Joe Stowell - Abstain IMIFX-IMIIX " 9,496 " 0.6% 0.5%
Brian J. Wildman - For IMIFX-IMIIX " 1,602,944 " 99.4% 81.2%
Brian J. Wildman - Abstain IMIFX-IMIIX " 9,496 " 0.6% 0.5%
H. Bruce Bond - For IMIFX-IMIIX " 1,602,944 " 99.4% 81.2%
H. Bruce Bond - Abstain IMIFX-IMIIX " 9,496 " 0.6% 0.5%
Mark Berg - For FFTY " 1,290,326 " 99.0% 86.0%
Mark Berg - Abstain FFTY " 13,073 " 1.0% 0.9%
Joe Stowell - For FFTY " 1,290,326 " 99.0% 86.0%
Joe Stowell - Abstain FFTY " 13,073 " 1.0% 0.9%
Brian J. Wildman - For FFTY " 1,290,326 " 99.0% 86.0%
Brian J. Wildman - Abstain FFTY " 13,073 " 1.0% 0.9%
H. Bruce Bond - For FFTY " 1,280,700 " 98.3% 85.4%
H. Bruce Bond - Abstain FFTY " 22,699 " 1.7% 1.5%